CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registrations statement on the annual report filing of Rodinia Minerals Inc. of our report dated March 4, 2005 on our audit of the financial statements of Rodinia Minerals Inc. as of December 31, 2004 and December 31, 2003, and the results of its operations and cash flows for the periods ended December 31, 2004 and December 31, 2003, and the reference to us under the caption "Experts."

/s/ N.I Cameron Inc.

N.I. Cameron Inc.
Chartered Accountants Vancouver, B.C.
September 5, 2006